Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Farmers National Bank 401(k) Retirement Savings Plan on Form S-8 (File No. 333-188570) of our report dated June 20, 2019 with respect to our audit of the financial statements and financial statement schedule of Farmers National Bank 401(k) Retirement Savings Plan as of December 31, 2018 and for the year ended December 31, 2018, appearing in the Annual Report on Form 11-K of Farmers National Bank 401(k) Retirement Savings Plan for the year ended December 31, 2019. We were dismissed as the auditor on April 23, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for any periods after the date of our dismissal.

/s/ Skoda Minotti & Co.

Cleveland, Ohio

August 12, 2020